Law Offices Of
Harold P. Gewerter, Esq., Ltd.
                                           Harold P. Gewerter, Esq.
                                                   Wendy E. Miller*
                                       *Also admitted in California




September 11, 2002

Thomas Yan Chuen Chu
Supply Chain Services, Inc.
8/F Guangdong Textile Center
22 Minden Avenue
Tsimshatsu, Kowloon, Hong Kong

RE:   Proposed  Sale  of  Common Stock by Certain  Shareholders  of
Supply Chain Services, Inc.

Dear Mr. Chu:

At your request, we are rendering this opinion in connection with a proposed sale by certain shareholders ("Selling Shareholders") of Supply Chain Services, Inc., a Nevada corporation (the "Company"), of up to 6,000,000 shares of common stock, $0.001 par value (the "Common Stock") and the concurrent sale of 618,497 shares of Common Stock by the Company. The details of the offering are described in the Registration Statement on Form SB-2 originally dated September 11, 2002.

We have examined instruments, documents and records, which we deemed relevant and necessary for the basis of our opinion hereinafter expressed. We have done so in light of Title 17 of the Nevada Revised Statutes Chapters 78 and 90 et. seq. In such examination, we have assumed the following: (a) the authenticity of original documents and the genuineness of all signatures; (b) the conformity to the originals of all documents submitted to us as copies; and (c) the truth, accuracy and completeness of the information, representations and warranties contained in the records, documents, instruments and certificates we have reviewed.

Based on such examination and the applicable laws of the State of Nevada, we are of the opinion that 6,000,000 shares of Common Stock to be sold by the Selling Shareholders are duly authorized shares of Common Stock, which have been legally issued, fully paid and non-assessable. Additionally, we are of the opinion that 618,497 shares of Common Stock to be sold by the Company are, as of the date hereof, duly authorized shares of Common Stock.

We hereby consent to the filing of this opinion as an exhibit to the above-referenced Registration Statement and to the use of our name wherever it appears in said Registration Statement, including the Prospectus constituting a part thereof, as originally filed or as subsequently amended or supplemented. In giving such consent, we do not consider that we are "experts" within the meaning of such term as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission issued thereunder, with respect to any part of the Registration Statement, including this opinion as an exhibit or otherwise.

                                      Sincerely

                                      /s/ Harold P. Gerwerter, Esq.
                                      ------------------------------
                                      Harold P. Gerwerter, Esq.





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